Exhibit 99.0

For Immediate Release	Contact:	Bob DeFillippo
November 11, 2008		(973) 802-4149

PRUDENTIAL FINANCIAL DECLARES

ANNUAL DIVIDEND ON COMMON STOCK

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) announced today that its Board of Directors has declared an annual dividend for 2008 of 58 cents per share of Common Stock, payable on December 19, 2008, to shareholders of record at the close of business on November 24, 2008. The 2008 Common Stock declared dividend represents a decrease of approximately 50 percent from the 2007 Common Stock dividend.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $602 billion of assets under management as of September 30, 2008, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.prudential.com.